GMAC Financial Services Reports Preliminary First Quarter 2009 Financial Results
•	First quarter net loss of $675 million
•	Weak economic conditions and legacy credit costs adversely affected results
•	Increased levels of consumer credit extended in the quarter: $3.8 billion in auto and $13.4 billion in mortgage
•	Tier 1 capital ratio of 10.6 percent; Tier 1 common ratio of 7.3 percent
•	GMAC Mortgage begins participating in Home Affordable Modification Program
•	GMAC becomes preferred provider of automotive financing for Chrysler dealers and customers

NEW YORK – GMAC Financial Services today reported a first quarter 2009 net loss of $675 million, compared to a net loss of $589 million in the first quarter of 2008.  Results in the quarter were primarily attributable to continued pressure in mortgage operations related to valuation adjustments on mortgage servicing assets, weaker credit performance on both auto and mortgage assets, mark-to-market adjustments on derivatives, and an original issue discount related to the fourth quarter debt exchange.  The losses were partially offset by profitable performance in the insurance business and  $631 million in after-tax gains on debt extinguishment transactions.

First Quarter Net Income/Loss
($ in millions)
	Q109	Q108	Change

Global Automotive Finance	$225	$258	($33)
Insurance	50	132	(82)
Mortgage Operations	(125)	(859)	734
Corporate and Other[1]	(825)	(120)	(705)
Net Loss	($675)	($589)	($86)
1 Includes Commercial Finance operating segment and other corporate activities

“The effects of a soft economy and weaker credit performance on legacy assets continued to put pressure on GMAC’s financial performance in the quarter.  We continue to manage through this economic cycle and focus on strengthening operations for the long-term,” said GMAC Chief Executive Officer Alvaro G. de Molina.  “There were also several signs of progress to mention, such as expanding retail auto lending, maintaining our commitment as a leader in wholesale financing, re-entering the prime jumbo mortgage market, and increasing bank deposits by about $3 billion from the end of the year.”

“In addition, last week we announced another milestone in the company’s history -- that GMAC will be the preferred provider of auto finance products and services for Chrysler dealers and customers,” said de Molina.  “This agreement leverages GMAC’s strengths, diversifies our auto finance business and provides new revenue opportunities for the company.”

Liquidity and Capital
GMAC’s consolidated cash and cash equivalents were $13.3 billion as of March 31, 2009, down from $15.2 billion at Dec. 31, 2008.  Included in the consolidated cash and cash equivalents balance are $1.7 billion at Residential Capital, LLC (ResCap), $3.9 billion at GMAC Bank, and $562 million at the insurance business.  The change in consolidated cash is primarily related to an increase in lending activities at GMAC Bank and GMAC debt maturity payments.

GMAC Bank total assets were $36.4 billion at quarter-end, which included $10.8 billion of assets at the auto division and $25.6 billion of assets at the mortgage division.  This compares to $32.9 billion of assets at Dec. 31, 2008.  Deposits increased in the first quarter to $22.5 billion as of March 31, 2009, which included $11.0 billion of retail deposits, $9.5 billion of brokered deposits, and $2.0 billion of other deposits.  This compares to $19.3 billion of deposits at Dec. 31, 2008, with $7.2 billion of retail, $10.6 billion of brokered, and $1.5 billion of other deposits.

GMAC’s total equity at March 31, 2009 was $22.0 billion, up from $21.9 billion at Dec. 31, 2008.  During the first quarter, GMAC completed a rights offering whereby GM and FIM Holdings collectively purchased an additional $1.25 billion of GMAC common equity interests.  In addition, GMAC completed a private transaction that extinguished certain debt and was the primary driver of a $631 million increase in equity.  The transactions strengthened the company’s capital position.  At quarter-end, GMAC’s Tier 1 capital ratio was 10.6 percent, and the Tier 1 common ratio was 7.3 percent.

Global Automotive Finance
GMAC’s global automotive finance business reported net income of $225 million in the first quarter of 2009, compared to net income of $258 million in the year-ago period. Results were driven primarily by weaker credit performance, which was partially offset by lower interest expense due to lower debt balances.

New vehicle consumer financing originations during the first quarter of 2009 significantly decreased to $3.4 billion from $13.1 billion in the first quarter of 2008.  In comparison to the prior period, however, origination levels in the first quarter of 2009 increased from extremely low levels in the fourth quarter of 2008, which totaled $2.7 billion.  On Dec. 30, 2008, directly after receiving an investment from the U.S. Treasury’s Troubled Asset Relief Program (TARP), GMAC expanded its new North American retail auto financing activities from fourth quarter 2008 levels by $1.1 billion.

The company announced further actions on April 1, 2009, to expand retail credit and promote automotive sales in the U.S.  In addition, GMAC implemented actions to reduce stress on U.S. dealers during this difficult economic environment.  These actions include eliminating all dealer curtailment payments for aged inventory for the month of April, waiving the fee for dealers to post aged vehicles on GMAC’s SmartAuction, and allowing qualified dealers the option to defer wholesale interest charges for two 30-day periods.  GMAC continued to demonstrate its support of automotive dealers by announcing additional actions on April 30, 2009, including extending the curtailment waiver for the month of May and accepting new applications for wholesale financing from qualified U.S. dealers of GM and non-GM franchises.

Credit losses increased in the first quarter of 2009 to 2.41 percent of managed retail assets, versus 1.34 percent in the first quarter of 2008.  The significant increase is related to higher frequency of losses in North America and Europe and increased severity in North America.  The increase is primarily attributable to weaker economic conditions and a smaller asset base.  While credit losses are also up on a quarter-over-quarter basis due to frequency and an aging portfolio, severity in the first quarter of 2009 has improved compared to the fourth quarter of 2008.

Delinquencies, which are contracts more than 30-days past due, also increased to 3.08 percent in the first quarter of 2009, compared to 2.42 percent in the first quarter of 2008.  Driving the increase is weaker economic conditions in certain international markets, such as Spain and Colombia, and a smaller asset portfolio in North America and Europe.

GMAC recently announced an agreement with Chrysler LLC to provide automotive financing products and services to Chrysler dealers and customers.  GMAC will be the preferred provider of new wholesale financing for Chrysler dealer inventory and has a four-year agreement for incentivized retail financing with limited exclusivity.  In conjunction with this announcement, the U.S. government has indicated that it intends to support GMAC in promoting the availability of credit for dealers and customers.

Insurance
GMAC’s insurance business recorded net income of $50 million, down from net income of $132 million in the first quarter of 2008. The change in performance reflects investment impairments, the sale of the U.S. reinsurance business in 2008 and overall lower volume due to the difficult economic climate, weak vehicle sales and repositioning the U.S. personal lines business.

The carrying value of the insurance investment portfolio was $5.0 billion at March 31, 2009, compared to $7.2 billion at March 31, 2008. This decline was related to the sale of the reinsurance business, unfavorable foreign currency movement and changes in unrealized losses.

On April 2, 2009, GMAC completed the sale of MEEMIC Insurance Company.  This transaction, along with the sale of the U.S. reinsurance business in the fourth quarter of 2008, provided additional capital to strengthen the core operation of automotive-related insurance products.

Mortgage Operations
GMAC’s mortgage operations, which include the ResCap legal entity, the GMAC Bank mortgage operation, and the ResMor Trust Canadian mortgage operation, reported a net loss of $125 million for the first quarter of 2009, compared to a net loss of $859 million in the year-ago period. Results reflect unfavorable servicing asset performance (net of hedge) and high credit-related costs, which were partially offset by a gain of approximately $900 million from the extinguishment of debt.

U.S. mortgage loan origination volume has begun to show signs of improvement.  Loan production in the first quarter of 2009 was $13.2 billion, compared to $8.2 billion in the fourth quarter of 2008.  Production in the quarter was down, however, from the year-ago level of $18.7 billion.  Margins have improved due to higher government production and favorable interest rates have led to an increased level of refinance activity.  The company has also re-entered the prime jumbo loan market.

GMAC’s international mortgage business continues to see increased delinquency rates and declining home prices in the United Kingdom and Spain. Operational streamlining efforts in that business have been in place since the first quarter of 2008.

As part of its loss mitigation efforts, GMAC has formalized its participation in the Home Affordable Modification Program, which was created to assist struggling homeowners.  The company has currently distributed approximately 100,000 financial packages to homeowners who are potentially eligible for modifications under the program.

Corporate and Other
GMAC’s corporate and other segment reported a net loss of $825 million in the first quarter of 2009, compared to a net loss of $120 million in the prior period.  The main drivers of results were the elimination of the $900 million gain on the debt extinguishment in mortgage operations and a valuation adjustment on assets.  Also adversely affecting results was $267 million of original issue discount amortization related to the bond exchange, which led to an increase in interest expense.  Partially offsetting results were gains of $631 million related to debt extinguishment transactions.

Outlook
GMAC is fully engaged in extending credit to consumers and businesses.  The company continues to lend to auto dealers, has expanded credit to automotive retail customers, and recently re-entered the prime jumbo mortgage market.  GMAC has leveraged its position as a bank holding company and receipt of the Troubled Asset Relief Program (TARP) investment to continue lending activities.

GMAC’s commitment to the U.S. auto industry, in particular, has been reinforced by the agreement to provide automotive financing products and services to Chrysler dealers and customers.  This new business is expected to begin as soon as practicable and no later than mid-May.

Looking ahead, the economic environment remains challenged - - market-based funding remains scarce, economic conditions are soft and credit quality continues to deteriorate.  GMAC remains committed to working through these challenges by implementing its five core strategies

•	Transition to and meet all bank holding company requirements
•	Strengthen liquidity and capital position
•	Build a world-class organization
•	Expand and diversify customer-focused revenue opportunities, with available funding driving originations
•	Drive returns by repositioning risk profile and maximizing efficiencies

About GMAC Financial Services
GMAC is a bank holding company with operations in North America, South America, Europe and Asia-Pacific. GMAC specializes in automotive finance, mortgage operations, insurance, commercial finance and online banking.  As of March 31, 2009, the company had approximately $180 billion in assets and serviced 15 million customers around the world.  Visit the GMAC media site at http://media.gmacfs.com for more information.

# # #
Forward-Looking Statements

In this earnings release and related comments by GMAC LLC (“GMAC”) management, the use of the words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and GMAC’s and Residential Capital, LLC’s (“ResCap”) actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for GMAC and ResCap, each of which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: the inability or unwillingness of the U.S. government to provide the additional liquidity and capital necessary for us to finance Chrysler LLC (“Chrysler”) dealers and customers, and uncertainty around the ultimate form, amount and terms of such capital;  our inability to successfully accommodate the additional risk exposure relating to providing wholesale and retail financing to Chrysler dealers and customers and the resulting impact to our financial stability; uncertainty related to Chrysler’s bankruptcy process and its proposed industrial alliance with Fiat SpA; the success or lack thereof of Chrysler’s bankruptcy process and its proposed industrial alliance with Fiat SpA; our ability to recover any payments or obligations owed to us by Chrysler during Chrysler’s bankruptcy process; uncertainty related to the new financing arrangement between GMAC and Chrysler; securing low cost funding for GMAC and ResCap and maintaining the mutually beneficial relationship between GMAC, General Motors Corporation (“GM”) and Chrysler; our ability to maintain an appropriate level of debt; the profitability and financial condition of GM and Chrysler; our ability to realize the anticipated benefits associated with our recent conversion to a bank holding company, and the increased regulation and restrictions that we will be subject to; uncertainty concerning our ability to access additional federal liquidity programs; continued challenges in the residential mortgage and capital markets; continued deterioration in the residual value of off-lease vehicles; the continuing negative impact on ResCap of the decline in the U.S. housing market; changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; disruptions in the market in which we fund GMAC’s and ResCap’s operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of ResCap, GMAC, GM or Chrysler; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations.

Investors are cautioned not to place undue reliance on forward-looking statements. GMAC undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contacts:
Gina Proia
917-369-2364
914-714-9166 mobile
gina.proia@gmacfs.com

Beth Coggins
313-656-6964
313-410-0284 mobile
beth.coggins@gmacfs.com

GMAC Financial Services Preliminary Unaudited First Quarter 2009 Financial Highlights

($ in millions)

			1Q	1Q
Summary Statement of Income			2009	2008
Revenue
Total financing revenue and other interest income			$3,812	$5,404
Interest expense			2,181	3,179
Depreciation expense on operating lease assets			1,153	1,397
Net financing revenue			478	828
Other revenue
Net loan servicing income			48	880
Insurance premiums and service revenue earned			864	1,109
Gain (loss) on mortgage and automotive loans, net			296	(600)
Gain on extinguishment of debt			644	488
Other loss on investments, net			(19)	(445)
Other income, net of losses			(112)	150
Total other revenue			1,721	1,582
Total net revenue			2,199	2,410
Provision for loan losses			843	474
Noninterest expense
Insurance losses and loss adjustment expenses			553	630
Other operating expenses			1,601	1,877
Total noninterest expense			2,154	2,507
Loss before income tax (benefit) expense			(798)	(571)
Income tax (benefit) expense			(123)	18
Net loss			($675)	($589)

		Mar 31,	Dec 31,	Mar 31,
Select Balance Sheet Data		2009	2008	2008
Cash and cash equivalents		$13,333	$15,151	$14,836
Loans held-for-sale		10,357	7,919	21,446
Finance receivables and loans, net	1
Consumer		60,062	63,963	80,493
Commercial		35,940	36,110	41,232
Investments in operating leases, net	2	23,527	26,390	33,122
Total assets		179,552	189,476	243,354
Total debt	3	113,424	126,321	185,294

			1Q	1Q
Operating Statistics			2009	2008
Worldwide Cost of Borrowing	4		6.21%	6.44%

(1)	Finance receivables and loans are net of unearned income

(2)	Net of accumulated depreciation

(3)	Represents both secured and unsecured on-balance sheet debt

(4)	Calculated by dividing total interest expense (excluding mark-to-market adjustments and intercompany interest) by total borrowings

GMAC Financial Services Preliminary Unaudited First Quarter 2009 Financial Highlights	(Continued)

($ in millions)

		Note	1Q	1Q
GMAC Automotive Finance Operations			2009	2008

Net (loss) income
North American Operations (NAO)			$259	$154
International Operations (IO)			(34)	104
Net (loss) income			$225	$258

Consumer Portfolio Statistics
NAO	Number of contracts originated (# thousands)		88	433
	Dollar amount of contracts originated		$2,407	$11,850
	Dollar amount of contracts outstanding at end of period	5	$46,241	$65,999
	Share of new GM retail sales		17%	49%

	Mix of retail & lease contract originations (% based on # of units):
	New		77%	77%
	Used		23%	23%

	GM subvented (% based on # of units)		77%	82%

	Average original term in months (US retail only)		63	60

	Off-lease remarketing (US only)
	Sales proceeds on scheduled lease terminations (36-month) per vehicle - Serviced	6,7	$13,996	$14,541
	Off-lease vehicles terminated - Serviced (# units)	7	97,648	99,997
	Sales proceeds on scheduled lease terminations (36-month) per vehicle - On-balance sheet	6	$14,274	$14,690
	Off-lease vehicles terminated - On-balance sheet (# units)	8	63,734	43,139

IO	Number of contracts originated (# thousands)		99	193
	Dollar amount of contracts originated	9	$1,342	$3,355
	Dollar amount of contracts outstanding at end of period	9	$13,728	$19,514

	Mix of retail & lease contract originations (% based on # of units):
	New		93%	83%
	Used		7%	17%

	GM subvented (% based on # of units)		35%	42%

Asset Quality Statistics
NAO	Annualized net retail charge-offs as a % of managed assets	10	2.91%	1.57%
	Managed retail contracts over 30 days delinquent	10,11	3.28%	2.45%
	Serviced retail contracts over 30 days delinquent	11,12	3.17%	2.46%

IO	Annualized net charge-offs as a % of managed assets	10	1.08%	0.74%
	Managed retail contracts over 30 days delinquent	10,11	2.77%	2.37%

Operating Statistics
NAO	Allowance as a % of related on-balance sheet consumer receivables at end of period		4.99%	3.72%
	Repossessions as a % of average number of managed retail contracts outstanding	10	3.62%	2.73%
	Severity of loss per unit serviced - Retail	12
	New		$11,246	$10,087
	Used		$9,284	$8,156

IO	Allowance as a % of related on-balance sheet consumer receivables at end of period		1.86%	1.49%
	Repossessions as a % of average number of contracts outstanding		0.86%	0.66%

(5)	Represents on-balance sheet assets, which includes $4.2 billion of retail loans held for sale in 2009

(6)	Prior period amounts based on current vehicle mix, in order to be comparable

(7)	Serviced assets represent operating leases where GMAC continues to service the underlying asset

(8)	GMAC-owned portfolio reflects lease assets on GMAC's books after distribution to GM of automotive leases in connection with the sale transaction which occurred in November 2006

(9)
Represents on-balance sheet assets including retail leases. Previously reported 2008 Q1 consumer $ origination data contained estimated data for March 2008.  Q1 2008 data has been revised to replace estimates with actuals where warranted.

(10)
Managed assets represent on and off-balance sheet finance receivables and loans where GMAC continues to be exposed to credit and/or interest rate risk, as well as retail balloon contracts that are exposed to residual risk.

(11)	Represents percentage of average number of contracts outstanding. Excludes accounts in bankruptcy.

(12)	Serviced assets represent on and off-balance sheet finance receivables and loans where GMAC continues to service the underlying asset

GMAC Financial Services Preliminary Unaudited First Quarter 2009 Financial Highlights	(Continued)

($ in millions)

		1Q	1Q
GMAC Mortgage Operations	Note	2009	2008

Net loss		($125)	($859)

Gain (loss) on sale of mortgage loans, net
Domestic		$186	($65)
International		7	($683)
Total (loss) gain on sale of mortgage loans		$193	($748)

Portfolio Statistics
Mortgage loan production
Prime conforming		$8,506	$15,437
Prime non-conforming		17	849
Government		4,672	1,976
Nonprime		-	3
Prime second-lien		-	443
Total Domestic		13,196	18,708

International		202	2,191
Total Mortgage production		$13,397	$20,899

Mortgage loan servicing rights at end of period		$2,587	$4,278

Loan servicing at end of period
Domestic		$359,257	$416,202
International		26,594	43,675
Total Loan servicing		$385,851	$459,877

Asset Quality Statistics - Mortgage Operations
Provision for credit losses by product
Mortgage loans held for investment		$505	$281
Lending receivables		145	18
Total Provision for credit losses		$650	$300

Allowance by product at end of period
Mortgage loans held for investment		$1,462	$485
Lending receivables		587	404
Total Allowance by product		$2,049	$889

Allowance as a % of related receivables at end of period
Mortgage loans held for investment, excluding SFAS 159 assets		6.16%	1.59%
Lending receivables		14.48%	5.76%
Total Allowance as a % of related receivables	13	7.37%	2.36%

Nonaccrual loans at end of period, excluding SFAS 159 MLHFI assets		$5,778	$4,408
Nonaccrual loans as a % of related receivables at end of period		20.79%	11.73%

Total nonperforming assets		$8,716	$7,407

GMAC Insurance Operations

Net Income		$50	$132

Premiums and service revenue written		$722	$1,133
Premiums and service revenue earned		$852	$1,097
Combined ratio	14	95.9%	93.8%

Investment portfolio fair value at end of period		$4,992	$7,212
Memo: After-tax at end of period
Unrealized gains		$115	$177
Unrealized losses		(188)	(57)
Net unrealized capital (losses) gains		($73)	$120

(13)	SFAS 159 mortgage loans held for investment are carried at fair value, so there is no allowance for these loans. As such these loans are excluded from allowance and nonaccrual calculations above.

(14)	Combined ratio represents the sum of all incurred losses and expenses (excluding interest and income tax expense) divided by the total of premiums and service revenues earned and other income.

Numbers may not foot due to rounding